UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	September 15, 2008

OSHKOSH CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)
(920) 235-9151
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (e)        On September 15, 2008, the Human Resources Committee (the “Committee”) of the Board of Directors of Oshkosh Corporation (the “Company”) approved annual incentive awards for fiscal year 2009 for the Company’s executive officers, including its named executive officers, pursuant to the Company’s 2004 Incentive Stock and Awards Plan (the “2004 Plan”). The executive officers may earn cash bonuses on the basis of the Company’s performance in fiscal 2009 relative to benchmarks for earnings per share, cash flow (days net working capital) and, for certain officers, operating income of the Company’s business segments. The maximum annual cash bonus that may be earned in fiscal 2009 is 200% of base salary for the chief executive officer, 160% of base salary for the chief operating officer and 120% of base salary for all other executive officers.

        On September 16, 2008, the Committee approved awards of performance shares to the Company’s executive officers, including its named executive officers, pursuant to the 2004 Plan. The performance shares were awarded under the framework resolution filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. Each performance share represents the right to receive up to two shares of the Company’s common stock depending upon the total shareholder return of the Company’s common stock versus the S&P Mid-Cap 400 over a three-year performance period running from October 1, 2008 to September 30, 2011. The threshold performance level is the 40th percentile, and executive officers receive the maximum amount at or above the 80th percentile.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION
Date: September 19, 2008	By: /s/ Bryan J. Blankfield
Bryan J. Blankfield
Executive Vice President, General Counsel
and Secretary